Exhibit 99.1

Ciphergen Biosystems, Inc.
Sue Carruthers

Investor Relations
(510) 505 2297

Ciphergen Forecasts Second Quarter Revenues

Company to Host Webcast and Conference Call on July 1

Fremont, CA, June 30, 2004 – Ciphergen Biosystems, Inc. (Nasdaq: CIPH) announced that its preliminary revenue forecast for the second quarter ending June 30, 2004 will be approximately $10.0-11.0 million, as compared to revenue of approximately $14.3 million in the second quarter of 2003.   This preliminary revenue estimate is subject to final accounting and audit processes, and therefore could change.

William E. Rich, President and CEO, commented: “After meeting our expectations in the first quarter, our ProteinChip® System placements came in significantly short of our expectations and BioSepra sorbent revenue was down from the second quarter of last year.  We believe that overall spending on capital goods in the proteomics market remains constrained relative to our expectations. Alternative proteomic technologies, methods and services for biomarker discovery have resulted in market confusion and delays or loss of system orders.  Looking forward, new product introductions, especially our next generation ProteinChip platform planned for the third quarter, and progress on the diagnostics front are expected to improve the adoption of our technology.  BioSepra® sorbent revenue is expected to be stronger in the second half of 2004 than in the first half based on our backlog.  In addition, we will take steps to reduce operating expenses in our Biosystems Division more in line with a reduced revenue run rate, while continuing our full investment in and commitment to our Diagnostics Division.”

Other Recent Developments:

•                  Preparing for Major New Product Launch.   Ciphergen is in the final stages of testing its next generation ProteinChip platform, which it currently plans to launch during the third quarter.

•                  Preparation for Automated Chip Manufacturing.  For the past 18 months, Ciphergen has been installing an automated chip manufacturing system in its Fremont facility.  During the second quarter, this system passed the pre-validation stage including manufacturing our first lots of chips, and we expect to complete validation and utilize the system in production in the third quarter.  Expected benefits of this new system are an ability to increase production volumes without adding labor and an improvement in product quality.

•                  Significant Progress in Japan. Ciphergen Biosystems K.K. was designated as one of the official technology suppliers of a major Japanese national project known as the “Drug Discovery Proteome Factory” which was organized by The Japan Health Science Foundation to carry out a national project named “Analysis of Disease-related Proteins.”  About 20 leading Japanese pharmaceutical companies are involved in this 5-year project as members of this consortium with the promised support of 4.5 billion Japanese Yen. Ciphergen’s ProteinChip System was recognized as one of the core technologies for clinical proteomics in Japan and has been selected as one of the technologies for the high-throughput proteome analysis for discovery and characterization of disease-related proteins.

•                  Ovarian Cancer Initiative.  Ciphergen’s 500 sample, multi-site ovarian cancer study, conducted in collaboration with the Johns Hopkins University School of Medicine, MD Anderson, Duke University Medical School, The Royal Hospital for Women (Sydney), University Hospital Groningen and Queen Mary’s School of Medicine (London), has been accepted for publication by the journal Cancer Research, with publication expected in the fall of this year.  Our follow-on study, employing 1,500 samples from two additional sites, is currently being conducted around three clinical questions: early detection, late stage detection and treatment monitoring for recurrence.

•                  Kidney Transplantation Rejection Assay.  On May 16, researchers from the Johns Hopkins University School of Medicine provided a special invited lecture to the American Transplant Congress in Boston, Massachusetts in which they reported a promising study in kidney transplantation enabled by Ciphergen’s SELDI ProteinChip® System.  The methodology employed by the research group was used to develop the basis of a simple urine test that identifies impending kidney failure or rejection following transplant surgery - a potential alternative to kidney biopsies for renal transplant patient monitoring.

•                  Upcoming Alzheimer’s Meeting.  At the July 17-22 9th International Conference on Alzheimer’s Disease and Related Disorders in Philadelphia, Ciphergen’s collaborator, Dr. Kaj Blennow, will be presenting the plenary lecture and will be describing recent results from our joint Alzheimer’s discovery program seeking to differentiate Alzheimer’s Disease from other forms of dementia.

Ciphergen will host a conference call on July 1 at 8:30 a.m. Eastern Time to discuss this press release.  Participants may dial 888-260-7513 in the U.S. or 706-679-5981 outside the U.S.  A telephone replay of this webcast will be available for 24 hours beginning at 10:30 a.m. Eastern Time at 800-642-1687 (U.S.) or 706-645-9291 (outside the U.S.) and request conference ID # 8501743.  A replay will also be available on the Investor Relations portion of Ciphergen’s website at www.ciphergen.com.

About Ciphergen

Ciphergen’s Biosystems Division develops, manufactures and markets a family of ProteinChip® Systems and services for clinical, research, and process proteomics applications, as well as a broad range of bioseparations media for protein purification and large scale production.  ProteinChip Systems enable protein discovery, characterization, identification and assay development to provide researchers with predictive, multi-marker assay capabilities and a better understanding of biological function at the protein level.   Ciphergen’s Diagnostics Division is dedicated to the discovery of protein biomarkers and panels of biomarkers and their development into protein molecular diagnostic tests that improve patient care; and to providing collaborative R&D services through its Biomarker Discovery Center® laboratories for biomarker discovery for new diagnostic tests as well as pharmacoproteomic services for improved drug toxicology, efficacy and theranostic assays.  Additional information about Ciphergen can be found at www.ciphergen.com.

Safe Harbor Statement

Note Regarding Forward-Looking Statements: For purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”), Ciphergen disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act.  Examples of such forward-looking statements include statements regarding uncertainties related to final revenue results for the second quarter of 2004, the impact of spending on proteomics and competition from alternative technologies, methods and services, planned new product introductions and reporting progress on the diagnostics front that will impact the adoption of the ProteinChip technology, the timing and benefits of the new chip manufacturing system, the use of ProteinChip technology to discover useful protein biomarkers and develop diagnostic assays for Alzheimer’s Disease, Ovarian Cancer, Kidney Transplant rejection or other medical conditions, and future growth in the field of proteomics.  Actual results may differ materially from those projected in such forward-looking statements due to various factors, including Ciphergen’s ability to recognize certain orders during the second quarter as revenue under the rules of SAB 104, the risk that competition may not only lengthen the sales cycle but also result in permanently lost orders, the risk that sales may not increase due to funding issues, the risks associated with new product introductions including the risk that a new product does not achieve significant commercial market acceptance, that sales and marketing expenses may be temporarily higher due to the product launch, that sales cycles could be lengthened due to the need to train and educate customers and potential customers about new features, protocols and technology encompassed by the new products, that initial manufacturing costs may be high as new production processes are introduced and that new products may involve quality issues that negatively impact our gross margin as well as the potential need to increase inventory reserves for obsolescence of old products, the risk that delays may occur in putting the new chip manufacturing system into use and that product quality will not improve, the ProteinChip technology’s ability to validate and/or develop the Alzheimer’s Disease, Ovarian Cancer, Kidney Transplant Rejection or other biomarkers as diagnostic assays, and the continued emergence of proteomics as a major focus of biological research and drug discovery.  Investors should consult Ciphergen’s filings with the Securities and Exchange Commission, including its Form 10-Q dated May 10, 2004, for further information regarding these and the other risks of the Company’s business.

Ciphergen, ProteinChip, BioSepra and Biomarker Discovery Center are registered trademarks of Ciphergen Biosystems, Inc.